CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 29, 2017 with respect to the financial statements and financial highlights of Conductor Global Equity Value Fund, formerly known as the Conductor Global Fund, (a fund in the Two Roads Shared Trust) included in the Certified Shareholder Report of Registered Management Investment Companies on Form N-CSR, which is incorporated by reference in this Post-Effective Amendment No. 160 to the Registration Statement No. 333-182417 on Form N-1A (the “Registration Statement”). We consent to the use of the aforementioned report in the Prospectuses and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Policies and Procedures For Disclosure Of Portfolio Holdings.”

/s/ GRANT THORNTON LLP

New York, New York

February 28, 2018